CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated June 24, 2011 relating to AllianceBernstein Corporate Shares (comprising of AllianceBernstein Corporate Income Shares, AllianceBernstein Municipal Income Shares, and AllianceBernstein Taxable Multi-Sector Income Shares) for the fiscal year ended April 30, 2011 which is incorporated by reference in this Post-Effective Amendment No. 15 to the Registration Statement (Form Form N-1A No. 833-1716) of The AllianceBernstein Corporate Shares.

                                                /s/ ERNST & YOUNG LLP


New York, New York
August 26, 2011